Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2022, with respect to the financial statements included in the Annual Report of Treace Medical Concepts, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Treace Medical Concepts, Inc. on Form S-8 (File No. 333-255541).

/s/ GRANT THORNTON LLP

Jacksonville, Florida

March 04, 2022